Exhibit 21.1

Subsidiaries of Universal Truckload Services, Inc.

Name	State of Incorporation
Universal Am-Can, Ltd.	DE
The Mason & Dixon Lines, Inc.	DE
Mason Dixon Intermodal, Inc.	MI
Louisiana Transportation, Inc.	MI
Economy Transport, Inc.	MI
UTS Leasing, Inc.	WY
UTS Realty, LLC	MI
UTS Finance, Inc.	MI
Great American Lines, Inc.	MI
CrossRoad Carriers Intermodal, Inc.	MI
NYP of Michigan, Inc.	MI
UT Rent A Car, Inc.	MI
Universal Service Center Company	MI
Universal Logistics, Inc.	MI
S&H Leasing of Michigan, Inc.	MI
D. Kratt International, Inc.	IL
Transcontinental Maritime, Ltd.	IL
Transcontinental Export, Ltd.	IL